SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G

Amendment No. 3

Under the Securities Exchange Act of 1934


NOVOSTE CORPORATION
(Name of Issuer)


Common Stock, $.01 Par Value
(Title of Class of Securities)


67010C100
(CUSIP Number)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [   ]  Rule 13d-1(b)

     [ X ]  Rule 13d-1(c)

     [   ]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR
     VARIOUS TRUSTS           I.D.# ###-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,023,699 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,023,699 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,023,699

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     7.3%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY, TRUSTEE FOR
     VARIOUS TRUSTS           I.D.# ###-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each582,112 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               582,112 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     582,112

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     4.1%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares436,587
Beneficially
Owned by6Shared Voting Power
Each5,000  (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With436,587

          8Shared Dispositive Power
               5,000  (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     441,587

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     3.1%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each5,000   (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               5,000  (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .04%

12      Type of Reporting Person
     CO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0344688

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each5,000  (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               5,000  (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .04%

12      Type of Reporting Person
     CO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON SECURITIES, INC.I.D.# 51-0114700

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each5,000  (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               5,000  (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     5,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     .04%

12      Type of Reporting Person
     CO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR AUDREY HILLIARD HILLMAN
                    .I.D.# 25-6064937

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          145,528 (See Item (4)(a))
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               145,528 (See Item (4)(a))

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.02%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR JULIET LEA HILLMAN
                                   I.D.# 25-6064939

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          145,528 (See Item (4)(a))
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               145,528 (See Item (4)(a))

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.02%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR HENRY LEA HILLMAN, JR.
                    I.D.# 25-6064938

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          145,528 (See Item (4)(a))
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               145,528 (See Item (4)(a))

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.02%

12      Type of Reporting Person
     OO

CUSIP NO.  67010C100


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR WILLIAM TALBOTT HILLMAN
                    .I.D.# 25-6064940

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          145,528 (See Item (4)(a))
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               145,528 (See Item (4)(a))

          8Shared Dispositive Power


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.02%

12      Type of Reporting Person
     OO

Item 1(a)Name of Issuer:

          Novoste Corporation

Item 1(b)Address of Issuer's Principal Executive Office:

          4350 International Boulevard, Suite C
          Norcross, Georgia 30093

Item 2(a)Name of Person Filing:

          (i) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman.

          (ii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Juliet Lea Hillman.

          (iii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Henry Lea Hillman, Jr.

          (iv) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for William Talbott Hillman.

          (v) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington
                    Investments, Inc.

          (vi) Wilmington Investments, Inc., a wholly-owned subsidiary of The
                    Hillman Company.

          (vii)   The Hillman Company, a corporation controlled by the HLH
Trust.

          (viii)  Henry L. Hillman, Elsie Hilliard Hillman and C. G.
Grefenstette,
                    Trustees of the Henry L. Hillman Trust U/A dated November
18,
                    1985 (the "HLH Trust").

Item 2(b)Address of the Principal Business Office:

          Wilmington Securities, Inc. and Wilmington Investments, Inc. 824 Market Street, Suite 900
          Wilmington, Delaware 19801



          The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and
          C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, Juliet Lea Hillman, Henry Lea Hillman, Jr. and William Talbott Hillman
          1900 Grant Building
          Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:

          Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

          The Hillman Company is a Pennsylvania corporation.

          Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, Juliet Lea Hillman, Henry Lea Hillman, Jr. and William Talbott Hillman are Pennsylvania trusts.

Item 2(d)Title of Class of Securities:

          Common Stock, $.01 Par Value

Item 2(e)CUSIP Number

          67010C100

Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

          145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, (together with the three trusts of even date named below the "1964 Trusts"), a
Pennsylvania
          irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

          145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Juliet Lea Hillman , a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

          145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

          145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct
          the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

          5,000 shares of Common Stock are subject to options owned by Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

          436,587 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the
          disposition of the shares of stock owned by the HLH Trust, the 1964 Trusts, The Hillman Company, Wilmington Investments, Inc.
           and Wilmington Securities, Inc.

     (b)Percent of Class:

          7.3%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote




          (ii)shared power to vote or to direct the vote


                  1,023,699

              (See Item (4)(a))


          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of


                  1,023,699

              (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable


Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable
      Item 8Identification and Classification of Members of the Group:

     Not Applicable

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

By signing below we certify that to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   WILMINGTON SECURITIES, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   WILMINGTON INVESTMENTS, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   THE HILLMAN COMPANY

                                        /s/ Lawrence M. Wagner
                                   By: _______________________________
                                             Lawrence M. Wagner,  President

                                         HENRY L. HILLMAN, ELSIE HILLIARD.
                                   HILLMAN AND C. G. GREFENSTETTE,
                                   TRUSTEES OF THE HENRY L.
                                   HILLMAN TRUST U/A DATED
                                   NOVEMBER 18, 1985

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                              C. G. Grefenstette, Trustee

                                   C. G. GREFENSTETTE AND THOMAS
                                   G. BIGLEY, TRUSTEES U/A/T DATED
                                   NOVEMBER 14, 1964 FOR:

                                        AUDREY HILLIARD HILLMAN
                                        JULIET LEA HILLMAN
                                        HENRY LEA HILLMAN, JR.
                                        WILLIAM TALBOTT HILLMAN

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                        C. G. Grefenstette, Trustee

                                        /s/ Thomas G. Bigley
                                   __________________________________
                                        Thomas G. Bigley, Trustee


    February 14, 2000
     Date